Exhibit 21.1

Subsidiaries of Palm, Inc.

PalmSource Europe (France)

Palm Computing K.K. (Japan)

Palm do Brasil Ltda. (Brazil)

Palm Europe Limited (UK)

Palm Italy S.r.l. (Italy)

Palm France SAS (France)

Palm Germany GmbH (Germany)

Palm Global Operations Ltd. (Ireland)

Palm Asia Pacific Limited (Hong Kong)

Palm Ireland Investment (Ireland)

Palm Latin America, Inc. (Delaware, U.S.)

Palm Mexico S.A. de C.V. (Mexico)

Palm Benelux B.V. (Netherlands)

Palm Sales Australia Pty Limited (Australia)

Palm Sales Canada Inc. (Canada)

Palm Singapore Sales Pte. Ltd. (Singapore)

Palm Nordic AB (Sweden)

PalmSource, Inc. (Delaware, U.S.)

Palm Digital Media, Inc. (Massachusetts, U.S.)

PalmSource Overseas Limited (Cayman Islands)

PalmSource UK Limited (UK)

PalmSource KK (Japan)

PalmSource Hong Kong Limited (Hong Kong)

PalmSource Holding Company (Delaware)